UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CALIFORNIA FIRST LEASING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 10, 2026

5000 Birch Street , Suite 500

Newport Beach, CA 92660

The Annual Meeting of Shareholders (the “Annual Meeting”) of California First Leasing Corporation, a California corporation (“CalFirst Lease” or the “Company”), will be held on Tuesday, February 10, 2026 at 10:00 a.m., Pacific Standard time. The Company will be holding the Annual Meeting at the corporate offices at 5000 Birch Street, Suite 500, Newport Beach, CA.

The Annual Meeting will be held to (i) elect a Board of Directors (the “Board”) until the next annual meeting of shareholders or and until their respective successors are duly elected and qualified, (ii) approve an amendment to the Company’s articles of incorporation to permit, at any time following shareholder approval, on or prior to June 30, 2026 and solely if the Board determines it is advisable, a reverse stock split at a ratio of 1-for-50, with the decision to proceed to be at the Board’s discretion without further shareholder approval (the “Reverse Stock Split Proposal”), and (iii) transact such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. At the Annual Meeting, the Board of Directors of the Company intends to present Patrick E. Paddon, Glen T. Tsuma, Michael H. Lowry, Danilo Cacciamatta, Robert W. Kelley and Sarah J. Paddon as nominees for election to the Board of Directors.

Only shareholders of record on the books of the Company at the close of business on December 12, 2025 (the “Record Date”) with respect to this solicitation, will be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. If you are unable to do so, please execute the enclosed proxy and return it in the enclosed addressed envelope, since a majority of the outstanding shares must be represented at the meeting in order to transact business. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be held on February 10, 2026

A copy of this Notice of Annual Meeting and the Proxy Statement are available on the Internet at https://www.calfirstlease.com/investor/.

By Order of the Board of Directors

Glen T. Tsuma
Secretary

Newport Beach, California

December 31, 2025

CALIFORNIA FIRST LEASING CORPORATION

5000 Birch Street, Suite 500

Newport Beach, CA 92660

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON February 10, 2026

PROXY STATEMENT

SOLICITATION OF PROXIES

GENERAL INFORMATION AND VOTING PROCEDURES

The accompanying proxy is solicited by the Board of Directors (the “Board”) of California First Leasing Corporation, a California corporation (the "Company" or “CalFirst Lease”), for use at the Company's Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the corporate offices at 5000 Birch Street, Suite 500, Newport Beach, CA on Tuesday, February 10, 2026, 10:00 a.m. Pacific Standard Time, and at any and all adjournments thereof. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. Where no specification is made on a properly executed and returned proxy, and unless otherwise indicated in this proxy statement, the shares will be voted FOR the election of all nominees for Directors named in the proxy, and FOR the Reverse Stock Split Proposal. Any shareholder has the power to revoke his or her proxy at any time before the Annual Meeting. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by a subsequent proxy executed by the person executing the proxy and presented to the Annual Meeting or by attendance at the Annual Meeting and voting by the person executing the proxy.

This Proxy Statement is being mailed to the Company's shareholders on or about January 4, 2026. The solicitation of proxies will be made by mail and expenses will be paid by the Company, and will include forwarding solicitation materials regarding the meeting to beneficial owners of the Company's common stock, par value $0.01 per share (the “Common Stock”). The mailing address of the Company's principal executive office is 5000 Birch Street, Suite 500, Newport Beach, CA 92660.

Outstanding Shares and Voting Rights

Only holders of record of the 8,979,387 shares of the Common Stock outstanding at the close of business on December 12, 2025, the record date with respect to this solicitation, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, and therefore will have the same effect as a negative vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

No shareholder will be entitled to cumulate votes (i.e., cast for any candidate for election to the Board, a number of votes greater than the number of the shareholder’s shares) unless the names of the candidate or candidates for whom votes will be cumulated have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to voting, of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected and the votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. In the event of cumulative voting, the proxy holders intend to distribute the votes represented by the proxies solicited hereby in such proportions as they see fit. If the voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of the majority of the shares voting at the meeting will be able to elect all of the directors if they choose to do so. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. On all other matters, each share is entitled to one vote.

To approve the Reverse Stock Split Proposal, the votes cast FOR the proposal must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information as to the shares of the Common Stock beneficially owned as of December 12, 2025 by the 1) Company's executive officers (“Executive Officers”), 2) each member of the Board, 3) all Executive Officers and directors as a group, and 4) each person known by the Company to beneficially own 5% or more of the outstanding stock. The address for each nominee to the Board and Executive Officer is c/o California First Leasing Corporation, 5000 Birch Street, Suite 500, Newport Beach, CA 92660.

	Amount of Common Stock	Percent of Common Stock	Dollar Range of Common
Name of Beneficial Owners	Beneficially Owned	Beneficially Owned	Stock Beneficially Owned
Executive Officers
Patrick E. Paddon	5,141,191 (1)	60.1%	Over $100,000
Glen T. Tsuma	1,344,422	15.0%	Over $100,000
S. Leslie Jewett	147,582	1.6%	Over $100,000
Independent Directors
Michael H. Lowry	14,058	*	Over $100,000
Danilo Cacciamatta	39,063	*	Over $100,000
Robert W. Kelley	4,061	*	$50,001 - $100,000
Interested Director
Sarah J. Paddon	1,326,661 (2)	14.8%	Over $100,000
Directors & Executive Officers (as group, 7)	8,023,038	92.2%

Over 5% Shareholders
Patrick E. Paddon Irrevocable Trust 2024	1,300,000	14.5%

*	Less than one percent
(1)	Excludes 1,380,187 shares common stock beneficially owned by Mr. Paddon’s children directly and in trust to which Mr. Paddon disclaims any beneficial interest and control.
(2)	Includes 1,300,000 shares of Common Stock held in trust for the benefit of the adult children of Patrick E. Paddon as to which Ms. Paddon has shared investment and voting power, and to which Ms. Paddon claims beneficial ownership of 350,161 shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements, within the meaning federal securities laws, which statements are subject to substantial risks and uncertainties. Forward-looking statements include all statements that are not statements of historical facts and can be identified by words such as “anticipates,” “believes,” “could,” seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those expressions. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. These forward-looking statements are based on current expectations, estimates, and assumptions and are not guarantees of actual results and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this Proxy Statement may turn out to be inaccurate. Factors that could materially affect the future outcome include, but are not limited to, those risks and uncertainties described in the reports and documents we have filed (and will in the future file) with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the filing date of this Proxy Statement. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors are elected at each annual meeting of shareholders and hold office until their respective successors are duly elected and qualified. It is the intention of the persons named in the enclosed form of proxy, unless the proxy specifies otherwise, to vote the shares represented by the proxy FOR the election of the nominees set forth below. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Board.

Director Nominees

The nominees for the Board are set forth below. Certain information as of December 12, 2025 with respect to the nominees, including the number of shares of the Common Stock beneficially owned by each of them is set forth under the heading "Beneficial Ownership of Principal Shareholders, Executive Officers and Directors” elsewhere in this Proxy Statement. The address of each director and executive officer is c/o California First Leasing Corporation, 5000 Birch Street, Suite 500, Newport Beach, CA 92660.

Interested Director Nominees:

Patrick E. Paddon, age 74, founded the Company in 1977, has served as the President and a Director of the Company since its inception and has been Chief Executive Officer since 1990. From October 2013 to February 2021, Mr. Paddon served as a director of California First National Bank (“CalFirst Bank”), and served as Chief Executive Officer of CalFirst Bank from October 2015 until it was sold in February 2021. Mr. Paddon is the spouse of Ms. Jewett and the father of Ms. Sarah J. Paddon. Mr. Paddon is qualified to be a director and Chairman of the Board based upon over forty-five years of leadership experience with the Company and his extensive knowledge of its business, operations, investments and resources.

Glen T. Tsuma, age 73, joined the Company in May 1981, has been Chief Operating Officer since August 1989 and Secretary since October 1991. From June 2011 to February 2021, Mr. Tsuma was Vice Chairman of CalFirst Bank. Prior to joining the Company, he was an audit manager with Arthur Young & Company. Mr. Tsuma’s over 40-year year involvement with the Company and extensive knowledge of the business, investments, customers, capabilities and resources qualify him to continue as a director.

Sarah J. Paddon, age 32, was elected to the Board of Directors in October 2024. Ms. Paddon is a Director in the healthcare practice of Huron Consulting Group which she joined in 2017 and where she leads complex revenue cycle transformations for clients across a variety of healthcare environments including nationally recognized academic medical centers, multi-facility and multi-state health systems, and specialty physician groups. She has a BA from Davidson College. Ms. Paddon is the daughter of the Company’s founder and Chairman, Patrick E. Paddon. In addition to her qualifications described above, Ms. Paddon was selected to serve on the Board due to her significant role in the management of the Patrick E. Paddon Irrevocable Trust that holds the third largest position in the Company’s stock, and her involvement strengthens the alignment of the Board with the interests of shareholders.

Independent Director Nominees:

Michael H. Lowry, age 81, was elected to the Board of Directors in August 1992. From May 2011 to February 2021, Mr. Lowry also served as a director of CalFirst Bank. From 1994 until he retired in December 2010, Mr. Lowry was a Managing Director of Nomura Securities North America, LLC, an investment banking firm. Prior to joining Nomura Securities, Mr. Lowry had been employed by the investment banking firm of Bear Stearns & Co., Inc. and by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1970 to 1990. Mr. Lowry has committed over thirty years of service to the Board and is qualified to continue based on this and his experience in various aspects of investment banking and finance, including extensive knowledge and expertise related to capital and investment markets, and working with Boards of Directors on transactional and corporate governance matters.

Danilo Cacciamatta, age 79, was elected to the Board of Directors in June 2001 and served as a director of CalFirst Bank from May 2001 to February 2021. Mr. Cacciamatta was the Chief Executive Officer of Cacciamatta Accountancy Corporation until May 2010, a position he held for more than ten years. Mr. Cacciamatta’s years of experience in public accounting, which included sixteen years with KPMG Peat Marwick, brings important technical and financial expertise to the Board, including the ability to understand and explain accounting, regulatory and tax matters. The Board has determined that Mr. Cacciamatta qualifies as an “audit committee financial expert” under SEC rules and regulations.

Robert W. Kelley, age 86, was elected to the Board of Directors in December 2020 and served as a director of CalFirst Bank from May 2001 to February 2021. From 1965 through 1995, Mr. Kelley was employed by the Office of the Comptroller of the Currency (“OCC”) as Senior National Bank Examiner, including serving as Examiner-in-Charge of the Los Angeles and Orange subregions. After retiring from the OCC, Mr. Kelley served as an independent consultant to large and small financial institutions. Mr. Kelley has a broad perspective based on his tenure on the Company’s Board as well as his experience on commercial credit matters as a bank regulator.

Executive Officer, not a director:

S. Leslie Jewett, age 70, joined the Company in September 1991 and in April 1994 was named Chief Financial Officer. From May 2001 to February 2021, Ms. Jewett served as a director of CalFirst Bank. From 1981 to 1990, she held various positions in investment banking at Kidder, Peabody & Co. Incorporated. Ms. Jewett has a BA from Swarthmore College and an MBA from Stanford University. Ms. Jewett is the spouse of Mr. Paddon.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NAMED DIRECTOR NOMINEES

PROPOSAL 2

REVERSE STOCK SPLIT PROPOSAL

The Board has adopted and is recommending that the Company’s shareholders approve an amendment of the Company’s articles of incorporation (the “Amendment”) to permit a reverse stock split of the Common Stock at a ratio of 1-for-50, with the decision to proceed with a reverse stock split to be determined by the Board in its discretion ( the “Reverse Stock Split”). In connection with any Reverse Stock Split, the number of authorized shares of Common Stock will not be changed. Pursuant to the law of the State of California, our state of incorporation, the Board must adopt the Amendment and submit the Amendment to shareholders for their approval. The proposed Amendment would be set forth in a certificate of amendment filed with the Secretary of State of the State of California (the “Secretary of State”) in substantially the form of Annex A to this Proxy Statement. Upon the effectiveness of such Amendment (the “Reverse Stock Split Effective Time”), the issued and outstanding shares of Common Stock immediately prior to a Reverse Stock Split Effective Time will be reclassified into a smaller number of shares such that a shareholder will own one new share of Common Stock for each 50 shares of issued Common Stock held by such shareholder immediately prior to a Reverse Stock Split Effective Time.

By approving this item, shareholders will approve the Amendment and authorize the Board to file or cause the Company to file such Amendment or to abandon such Amendment at any time on or prior to June 30, 2026, as determined by the Board in its sole discretion. Upon receiving shareholder approval, the Board will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of the shareholders, whether to approve the Reverse Stock Split and to effect the Reverse Stock Split by filing a certificate of amendment setting forth the Amendment with the Secretary of State, in each case, at any time on or prior to June 30, 2026. The Board reserves the right to elect not to effect the Reverse Stock Split at any time prior to the Reverse Stock Split Effectiveness Time, if it determines, in its sole discretion, and without further action on the part of the shareholders, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders.

The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, the trading price of the Common Stock, and the anticipated impact of the Reverse Stock Split on the trading price and number of holders of the Common Stock.

Solely for hypothetical illustrative purposes, if the Board elects to effect the Reverse Stock Split, the number of issued and outstanding shares of Common Stock would be reduced by a multiple of 50, i.e., if you owned 100 shares, you would have 2 shares of Common Stock following the Reverse Stock Split and if you owned 1,000 shares, you would have 20 shares following the Reverse Stock Split. Each shareholder would own a reduced number of shares of Common Stock, except for Shareholders owning fewer than 50 shares of Common Stock as of the Record Date, each of whom would receive a cash payment per share equal to the last reported sale price of the shares on the OTC Market on the last trading day before the Reverse Stock Split Effective Time as a result of the fractional share cash out. No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock would receive cash in lieu of such fractional share interests in an amount equal to such fractional amount multiplied by the last reported sale price of the shares on the OTC Market on the last trading day before the Reverse Stock Split Effective Time. Except for adjustments that result from the treatment of fractional interests, shareholders will hold the same percentage of outstanding Common Stock immediately following the Reverse Stock Split Effective Time as such shareholder held immediately prior to the Reverse Stock Split Effective Time.

The Company is not seeking a reduction of the authorized shares of our Common Stock in connection with the Reverse Stock Split; therefore, if implemented, the Reverse Stock Split would result in an effective increase in the authorized number of shares of our Common Stock available for issuance in the future, however, the Board has no current intentions to use those shares for any purpose. As of the Record Date, there were eight shareholders of record of our Common Stock and 236 total estimated positions. After consolidating shares held by affiliated parties, the number of discrete shareholders is estimated to be approximately 134. If the Board elects to implement the Reverse Stock Split, we expect that cashing out positions with less than 50 shares and fractional shares would reduce the estimated number of shareholders to just under 100. There is no assurance or guarantee that the number of shareholders after the Reverse Stock Split would fall and remain under 100.

Purpose and Expected Impact of the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to reduce the number of holders of Common Stock to fewer than 100, so that the Company can terminate its registration under the Investment Company Act of 1940, as amended (“1940 Act,”), and reduce expenses. Section 3(c)(1) of the 1940 Act generally excepts from the definition of investment company “any issuer whose outstanding securities (other than short-term paper) are beneficially owned by not more than 100 person and which is not making and does not presently propose to make a public offering of it securities.” Since registering as a registered investment company in 2022, CalFirst Lease has incurred and continues to incur direct costs and administrative burden associated with compliance with filing and reporting requirements imposed on investment companies beyond the financial disclosure requirements of the OTC market where the Common Stock currently trades and our perceived needs of our current shareholder base. The Board believes that there is no material benefit derived from continued registration as an investment company, particularly as a result of the higher cost and tangible and intangible burdens associated with extraneous reporting required of registered investment companies. The Reverse Stock Split is intended to reduce the Company’s expenses through the elimination of costs related to reporting requirements under the 1940 Act and the administrative expense the Company incurs in servicing a large number of shareholders who own relatively small numbers of shares of Common Stock. The Company intends to continue to meet the annual and periodic financial reporting requirements of the Over-the Counter Integrated Disclosure (“OTCID”) Market so long as the Common Stock continues to trade on such market, including detailed reporting of its securities holdings. The Board does not intend for the Reverse Stock Split to be the first step in a plan or proposal of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Implementing the Reverse Stock Split is expected to have the following impact on the Company and our existing shareholders in a number of ways, including:

•	The Reverse Stock Split would decrease the total number of shares of the Common Stock outstanding and should, absent other factors, proportionately increase the market price of the Common Stock. Following the implementation of the Reverse Stock split, the total shares of Common Stock outstanding are estimated to decrease from 8,979,387 to 178,051.
•	The effect of the Reverse Stock Split upon the market price for the Common Stock cannot be accurately predicted. In particular, there is no assurance that the trading price per share of the Common Stock after the Reverse Stock Split Effective Time will be 50 times the price per share of the Common Stock immediately prior to the Reverse Stock Split Effective Time or that the market price of the Common Stock after the Reverse Stock Split Effective Time will be maintained for any period of time.
•	The Reverse Stock Split could potentially reduce future trading in the Common Stock that currently is already thinly traded. In particular, because there would be a reduced number of shares outstanding, implementation of the Reverse Stock Split may lead to reduced trading, decreased sales by retail investors and/or a smaller number of market makers for the Common Stock.
•	The Reverse Stock Split would terminate the equity interests in the Company for approximately 41 beneficial holders of Common Stock, who would no longer have an opportunity to liquidate their shares at a time and for a price of their choosing. Instead, following the Reverse Stock Split such current CalFirst Lease shareholders would be involuntarily cashed out, would no longer be CalFirst Lease shareholders and would not have the opportunity to participate in or benefit from any future appreciation in the Company’s equity value. As of December 12, 2025, each of these current shareholders had fewer than 50 shares of Common Stock that, in the aggregate, amounted to 533 shares, representing less than one-half of one percent of the Company’s currently outstanding shares.

•	Proportionate voting rights and other rights of the holders of our Common Stock generally will not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of approximately 3% of the voting power of our outstanding shares of Common Stock immediately prior to the Reverse Stock Split Effective Time would continue to hold approximately 3% of the voting power of our outstanding shares of Common Stock after the Reverse Stock Split Effective Time.
•	After the Reverse Stock Split Effective Time, we anticipate that the total number of shareholders will be reduced to just under 100. There is no guarantee that this will be the immediate outcome, and moreover, the number of shareholders could increase above 100 in the future. Therefore, we may continue to be subject to the regulatory requirements of the 1940 Act, but could possibly deregister in the future if the number of shareholders is confirmed to be and remain below 100.
•	The Reverse Stock Split would increase the number of shareholders with holdings of less than 100 shares that are characterized as “odd-lots” that generally would receive priority treatment under future tender offers to repurchase shares.
•	By itself, the Reverse Stock Split will not have any impact on the market in which the Common Stock is traded; however, the Common Stock will be identified with a new CUSIP number following the Reverse Stock Split Effective Time.
•	CalFirst Lease expects to achieve overhead cost and expense reduction associated with the Reverse Stock Split without negatively affecting the Company’s business operations. The administrative burden and cost to the Company of maintaining records in respect of numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, disproportionate to any associated benefit to the Company. The Reverse Stock Split will enable the Company to eliminate much of these costs and burdens.
•	The California General Corporation Law, our articles of incorporation or our Bylaws do not provides holders of our Common Stock with dissenters’ or appraisal rights in connection with the Reverse Stock Split.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If the Board elects to proceed with the Reverse Stock Split, the Company will file a certificate of amendment to its articles of incorporation with the Secretary of State in substantially the form of Annex A to this Proxy Statement and will issue, at least two (2) business days in advance of the Reverse Stock Split Effective Time, a press release announcing the Reverse Stock Split Effective Time. The press release may contain additional information regarding any procedures that shareholders will need to follow in connection with the Reverse Stock Split. Within four (4) business days following the Reverse Stock Split Effective Time, the Company will file a statement or press release announcing that the Reverse Stock Split has been effected. In addition, as soon as practicable after the Reverse Stock Split Effective Time, shareholders of record will be notified by our transfer agent that the Reverse Stock Split has been effected.

Shares Held in Book-Entry Form

A small number of registered holders of Common Stock hold some or all of their shares of Common Stock electronically in book-entry form with our transfer agent. Unless the Company makes a subsequent public disclosure to the contrary at the time of filing the Amendment and implementing the Reverse Stock Split, if you hold shares of Common Stock in book-entry form, you will not need to take any action to receive post- Reverse Stock Split shares of Common Stock. As soon as practicable after the Reverse Stock Split Effective Time, our transfer agent will send to your registered address a statement of ownership indicating the number of post- Reverse Stock Split shares of Common Stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be enclosed with such statement (see “Fractional Shares” below).

Fractional Shares

No fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of our Common Stock will be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to such fractional amount times the last reported sale price of the shares on the OTC Market on the last trading day before the Reverse Stock Split Effective Time.

Accounting Matters

The Reverse Stock Split will not affect the par value of the Common Stock per share, which will remain $0.01 par value per share; however, the stated capital attributable to Common Stock on our balance sheet would be reduced proportionately with the Reverse Stock Split, if implemented. Any reduction in stated capital will be added to additional paid in capital, the net effect of which is that shareholders’ equity will remain unchanged, other than as a result of cash paid for fractional shares. Reported per share net asset value and net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences to our shareholders as a result of the Reverse Stock Split, if implemented. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authorities and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws or differing interpretations could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will agree with the conclusions reached herein. This summary is limited to shareholders that are U.S. holders, as defined below, and that hold the Common Stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our Common Stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our Common Stock under the constructive sale provisions of the Code, persons that hold more than 5% of our Common Stock, persons that hold our Common Stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our Common Stock is a partner of a partnership holding shares of our Common Stock, such holder should consult his or her own tax advisor.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (SUCH AS THE ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY).

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the Common Stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Common Stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s Common Stock received pursuant to the Reverse Stock Split will include the holding period of the Common Stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the Common Stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Common Stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a shareholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so shareholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, the Common Stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE BOARD RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL

Corporate Governance Policies and Practices

The Company is an internally managed non-diversified closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). With 60% of the Common Stock owned by Patrick Paddon, Chairman and Chief Executive Officer, the Company is a “controlled company”. Notwithstanding such control, three of our six directors are considered to be “independent directors” and not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. No independent director has a material relationship with the Company that would impair their independence from management or otherwise compromise their ability to act as an independent director. Based on the small size of the Board, long service and different qualifications and contributions of the independent directors, the Company does not have a lead independent director.

The position of Chairman of the Board of Directors and Chief Executive Officer are both held by Mr. Paddon. As founder of the Company and majority shareholder owning 60% of the Common Stock, the Board believes this leadership structure is appropriate for the Company. Mr. Paddon has extensive knowledge of the Company’s strategy, financial condition, and challenges, and is best positioned to set agendas and lead discussions on matters affecting the Company’s business. Based on his holdings of Common Stock and over 45-year history of leadership, the Board believes Mr. Paddon’s interests are consistent with the best interests of CalFirst Lease shareholders.

The Company’s management is responsible for the day-to-day management of the investment business and the risks the Company faces, while the Board has overall responsibility for risk oversight with a focus on the most significant risks related to market, credit, liquidity and operations, as well as regulatory risk and overall enterprise risk. The Board regularly engages in discussions of the investment portfolio, receives financial reports that inform its oversight of the Company at quarterly meetings, as well as interim reports on an ad hoc basis between meetings that keep them informed. The Board has established an Audit Committee made up of only independent directors.

Director Meetings

The Board holds regularly scheduled quarterly meetings, with Audit Committee meetings occurring as necessary. The Board met five times in person or by video conference during the fiscal year ended June 30, 2025.

Audit Committee and Independent Accountants

The Audit Committee of the Board is made up of only the independent directors identified above. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee, and further that Mr. Cacciamatta is an “audit committee financial expert” as that term is defined in regulations issued by national securities exchanges and the 1940 Act. The Audit Committee has responsibility for oversight of: (a) the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) the Company's systems of internal accounting and financial controls, (c) compliance with rule 17f-2 of the 1940 Act, and (d) the annual audit of the Company's financial statements. The Audit Committee has the sole authority and responsibility for selecting the firm of independent public accountants to be retained by the Company to perform the audit and certification of 1940 Act compliance, and a shareholder vote on such selection is not required as long as the audit committee is composed solely of independent directors. The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors adopted an Audit Committee Charter in June 2000, amended it in August 2002 and October 2004 and subsequently amended and restated it in May 2021. The Audit Committee met two times during the fiscal year ended June 30, 2025.

For the fiscal year ended June 30, 2025, the Audit Committee recommended and all of the directors who were not “interested persons” (as defined under the 1940 Act) approved the retention of the independent registered public accounting firm Eide Bailly LLP to complete the audit of the Company’s annual financial statements and certification of compliance with the requirements of 17f-2 of the 1940 Act. Prior to the commencement of the audit, the Audit Committee discussed with management and Eide Bailly the overall scope and plans for the audit. Subsequent to the completion of the audit, the Audit Committee discussed with Eide Bailly the results of their examination and had the opportunity for a discussion without management present. In addition, the Audit Committee discussed with Eide Bailly matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures from Eide Bailly meeting applicable requirements for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with Eide Bailly its independence from the Company and management and considered the compatibility of non-audit services with the independent auditors’ independence. A representative of Eide Bailly LLP is not expected to be present at the Annual Meeting.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board or one or more individual directors may do so by writing to such director or directors at the Company’s corporate headquarters: c/o Corporate Secretary, California First Leasing Corporation, 5000 Birch Street, Suite 500, Newport Beach, California 92660. Shareholders and employees who wish to contact the Board or any member of the Audit Committee to report questionable accounting or auditing matters may do so anonymously by addressing the communication to the Audit Committee by email to auditcommittee@calfirstlease.com. Any written request so received will be handled in accordance with procedures approved by the Board.

Transactions with Related Persons

Apart from service as an executive officer or on the Board, or as otherwise described elsewhere in this Proxy Statement, there are no additional relationships between the Company and any Related Person, nor are there any related party transactions between any Related Persons and the Company. A "Related Person" is any director or executive officer of the Company, any shareholder owning in excess of 5% of the total equity of the Company, and any "immediate family member" of any such person.

Officer and Director Compensation

The following table discloses compensation paid by the Company to its three Executive Officers for the fiscal year ended June 30, 2025. Each non-employee director, other than Ms. Paddon, is paid an annual retainer of $36,000 plus expenses for service on the Board. Directors who are employees of the Company and Ms. Paddon do not receive any fees for their services as directors.

Name and Position	Salary	Other Compensation (1)	Total
Patrick Paddon President. Chief Executive Officer	$180,000	$11,263	$ 191,263

Glen T. Tsuma Chief Operating Officer	$180,000	$7,004	$ 187,004

S. Leslie Jewett Chief Financial Officer	$275,000	$7,000	$ 282,000

(1)	Includes matching contributions under the Company's 401(k) plan, certain professional fees, and club memberships.

No Executive Officer receives any incentive compensation related to the performance of the investment or lease portfolios The Company has not entered into any employment agreements with any Executive Officer and all officers are considered “at will” employees. The Company has no commitments for payments to be made or benefits provided in the event the employment of an Executive Officer is terminated. There are no pension or retirement benefits accrued as part of expenses, or stock related compensation for any director or Executive Officer.

In November 2025, at Mr. Paddon’s request, the Independent Directors reviewed his salary in order to bring it more in line with the current environment. Mr. Paddon’s annual compensation has been maintained at $180,000 since it was reduced to that level from $375,000 on April 1, 2004. The cumulative inflation from April 2004 to December 2025 is approximately 71.51%, based on the Consumer Price Index (CPI). The average annual inflation rate over this period was 2.60%. Following an analysis from several points of view, the independent directors recommended that Mr. Paddon’s annual salary be increased to $750,000 effective January 1, 2026, which represents an average annual increase of 3.2% from 2004. There are no incentive or other components, such as bonuses or stock options, to be included in Mr. Paddon’s compensation.

Other Benefits

The Company’s executive officers are eligible to receive the same health benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. The Company maintains a tax-qualified 401(k) plan which provides for participation by all employees and non-discretionary matching contributions by the Company in an amount equal to 50% of an employee’s pretax contributions, subject to a maximum of $5,000. Special benefits provided to Executive Officers include the payment of certain tax preparation fees (approved by the Audit Committee) and health club membership fees. All these costs are included in the column labeled " Other Compensation" in the compensation table above.

The Company does not maintain or make contributions to a defined benefit plan for any employees. The Company indemnifies all officers to the fullest extent permitted under California law against expenses and, in certain cases, judgments, settlements or other payments incurred by the officer or director in suits brought by the Company, derivative actions brought by shareholders and suits brought by other third parties related to the officer’s or director’s service to the Company. The 1940 Act prohibits the protection of any officer or director against any liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Section 16 Reports

Upon registering under the 1940 Act, the Company’s directors and officers and persons who beneficially own more than 10% of any class of our equity securities were required to file with the SEC reports of ownership and changes in ownership of the Company’s common stock held by them. Based on our review of these reports, we believe that during the fiscal year ended June 30, 2025 and through the business day immediately preceding the date of this Proxy Statement, all such reports that were required to be filed were filed on a timely basis.

ANNUAL REPORT

The Annual Report for the fiscal year ended June 30, 2025 was made available to shareholders on our website at www.CalFirstLease.com and filed with the SEC in August 2025. The report contains important information about the Company, including our audited financial statements and statement of investments as of June 30, 2025. A copy of the annual report accompanies this Proxy Statement and additional copies are available free of charge by written request to invest@calfirstlease.com or by phone at (800) 496-4640. A shareholder can at any time elect to receive paper copies of financial reports by contacting the Company pursuant to the foregoing sentence; shareholders will not otherwise receive a paper copy.

To minimize mailing costs, the Company may send a single copy of this Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder that desires to receive multiple copies of annual reports and proxy statements can communicate by email to invest@calfirstlease.com or should call Investor Relations at 949-255-0500.

PROPOSALS OF SHAREHOLDERS

All proposals of shareholders intended to be presented at the Company's next annual meeting of shareholders must be directed to the attention of and received by the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement, before August 14, 2026. To be eligible to submit a proposal for inclusion in the Company’s proxy materials, a shareholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the shares of Common Stock entitled to be voted at such annual meeting, and must have held such shares for at least one year, and continue to hold those shares through the date of such annual meeting.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting or any adjournment thereof, proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors

Glen T. Tsuma
Secretary

Newport Beach, California

December 31, 2025

ANNEX A

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

California First Leasing Corporation

(Pursuant to Sections 902(a) and 903(a)(2) of the

California Corporations Code)

California First Leasing Corporation, a corporation organized and existing under and by virtue of the California Corporations Code (the “corporation”) for the purpose of amending its Articles of Incorporation in accordance with the California Corporations Code, does hereby make and execute this Certificate of Amendment to the Articles of Incorporation, as amended, and does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the corporation approving this proposed Amendment to the Articles of Incorporation of the corporation and declaring said Amendment to be advisable and recommended for approval by the shareholders of the corporation.

SECOND: This Amendment to the Articles of Incorporation amends Article FOUR to the Articles of Incorporation by adding the following new paragraph immediately after the last paragraph of Article FOUR:

“Upon this Certificate of Amendment becoming effective pursuant to the California Corporations Code (the “Effective Time”), every 50 shares of the corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”) and without increasing or decreasing the authorized number of shares of Common Stock (which shall be 20,000,000 shares of Common Stock, par value $0.01 per share, authorized) or the Corporation’s preferred stock (which shall be 2,500,000 shares of preferred stock, par value $0.01 per share, authorized ); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, in lieu of any fractional shares to which a shareholder of record would otherwise be entitled as a result of the Reverse Stock Split, the corporation shall pay cash (without interest) equal to such fraction multiplied by the last reported sale price of the shares of Common Stock on the OTC Market on the last trading day before the date on which the Effective Time occurs. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of post-Reverse Stock Split Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the corporation or its transfer agent.”

THIRD: The foregoing amendment shall be effective as of [●] p.m. Pacific Time on [●] [●], 202[●].

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the corporation was duly called and held, upon notice in accordance with Section 601(a) of the California Corporations Code, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That (a) said Amendment was duly was approved by the required vote of the corporation’s shareholders in accordance with Section 902 and 903 of the California Corporations Code; (b) 8,979,387 shares of Common Stock were entitled to vote with respect to said Amendment; and (c) the number of shares of Common Stock voting in favor of said Amendment equaled or exceeded the vote required, which was a majority of the votes cast on the proposal.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the Articles of Incorporation to be executed on this [●] day of [●], 202[●].

CALIFORNIA FIRST LEASING CORPORATION

By:
Name:
Title:

MMMMMMMMMMMM ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 8:00 am, Local Time, on February 10, 2026. Online GIof ntoo welwewct.irnovneicstvoortvinogte, .com/CFNB or scan delete QR code and control # the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CFNB 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q ELECTION OF DIRECTORS — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE A ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. 1. Nominees: 01 – Patrick E. Paddon 02 – Glen T. Tsuma 03 – Michael H. Lowry 04 – Danilo Cacciamatta 05 – Robert W. Kelley 06 – Sarah J. Paddon Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ 2. Approve an amendment to the Company’s articles of incorporation to permit, at any time following shareholder approval, on or prior to June 30, 2026 and solely if the Board determines it is advisable, a reverse stock split at a ratio of 1-for-50, with the decision to proceed to be at the Board’s discretion without further shareholder approval (the “Reverse Stock Split Proposal”) For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 U P X 6 7 0 1 7 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 047Z5C

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CFNB q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — CALIFORNIA FIRST LEASING CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING FEBRUARY 10, 2026 The undersigned, a shareholder of California First Leasing Corporation, a California corporation, acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement dated December 31, 2025 and revoking any proxy previously given, hereby constitutes and appoints Patrick E. Paddon and Glen T. Tsuma his true and lawful agents and proxies with full power of substitution in each to vote the shares of Common Stock of California First Leasing Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of California First Leasing Corporation to be held on February 10, 2026 at 10:00 A.M. Pacific Standard time and at any adjournment thereof on all matters coming before said meeting. Annual Meeting will be held at the California First Leasing Office, 5000 Birch Street, Suite 500, Newport Beach, CA 92660. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.